Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-3 of Allied Nevada Gold Corp. (the “Company”) of our report dated March 16, 2009, relating to the consolidated financial statements of the Company for the years ended December 31, 2008 and 2007 included in the Annual Report on Form 10-K of the Company for the year ended December 31, 2008 and to the reference to us under the heading “Experts” in the Prospectus, which is part of such Registration Statement.

/s/ Ehrhardt Keefe Steiner & Hottman PC_

Ehrhardt Keefe Steiner & Hottman PC

Denver, Colorado

March 27, 2009